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                         [COOPERS & LYBRAND LETTERHEAD]

November 14, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Manville Corporation
         Registrations:           on Form S-8 (File No. 33-29389)
                                  on Form S-3 (File No. 33-43912)

Gentlemen:

We are aware that our report dated November 14, 1995 on our review of interim financial information of Manville Corporation for the three and nine month periods ended September 30, 1995 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the above referenced registration statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


/s/ COOPERS & LYBRAND L.L.P.
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    COOPERS & LYBRAND L.L.P.